Exhibit 99.1

NEWS RELEASE

Astronics Corporation . 130 Commerce Way . East Aurora, NY . 14052-2164

For more information contact:
Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com

FOR IMMEDIATE RELEASE

Astronics Announces Test Systems Order;

Establishes 2015 Revenue Expectations

EAST AURORA, N.Y., December 22, 2014 – Astronics Corporation (NASDAQ: ATRO) (“Astronics”), a leading provider of advanced technologies for the global aerospace and defense industries, announced today that its wholly-owned subsidiary, Astronics Test Systems (“ATS”), has been awarded a follow-on order from its largest customer valued at approximately $88 million.

The order is for several, highly-engineered production test systems, and includes on-site engineering and uptime support for the installed units.

Peter J. Gundermann, President and CEO of Astronics, noted, “Astronics has built its brand by providing our customers technological solutions that enable them to achieve their business goals. This follow-on order is a testament to the value provided by our ATS team for this customer.”

With this order, Astronics preliminarily expects 2015 consolidated revenue to be in the range of $655 million to $695 million. The Test Systems segment is projected to generate approximately 20% of total revenue, while the remainder will be provided by the Aerospace Segment. The Company will expand on this preliminary guidance for 2015 with its 2014 financial results release.

ABOUT ASTRONICS CORPORATION

Astronics Corporation (NASDAQ: ATRO) is a leader in advanced, high-performance lighting, electrical power, specialized avionics products and automated test systems for the global aerospace and defense industries. Astronics’ strategy is to develop and maintain positions of technical leadership in its chosen aerospace and defense markets, to leverage those positions to grow the amount of content and volume of product it sells to those markets and to selectively acquire businesses with similar technical capabilities that could benefit from our leadership position and strategic direction. Astronics Corporation, through its wholly-owned subsidiaries, has a reputation for high-quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its Web site at www.astronics.com.

For more information on Astronics and its products, visit its Web site at www.Astronics.com.

Safe Harbor Statement

This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by these statements. Important factors that could cause actual results to differ materially include the state of the aerospace and defense industries, the market and customer acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

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